METROPOLITAN SERIES FUND, INC.

Assistant Secretary’s Certificate

The undersigned, Assistant Secretary of the Metropolitan Series Fund, Inc. (the “Fund”), hereby certifies that the following is a true copy of a resolution adopted by the Directors of the Fund at a meeting held November 15, 2007:

RESOLVED:	That, after considering all relevant factors, the Board hereby approves (i) the participation in the joint fidelity bond issued by National Union Fire Insurance Company providing fidelity bond protection of $15,000,000 for Metropolitan Series Fund II (“Met Series Fund II”) and each series of the Fund as being reasonable in form and amount, (ii) the action of the Fund in joining such joint fidelity bond, and (iii) the Fund’s participation in such joint fidelity bond as being in the best interest of the Fund, and hereby approves as fair and reasonable the premium of $68,000 for such joint fidelity bond for the period of December 15, 2007 to December 15, 2008, and the allocation of such premium between the Fund and Met Series Fund II as described in the memorandum to the Directors from Peter Duffy dated October 29, 2007 (such premium allocation to the Fund (and each series thereof) and Met Series Fund II being based upon the relative quoted cost to the Fund and Met Series Fund II of obtaining such insurance separately).

IN WITNESS WHEREOF, I have hereunto set my hand as of this 25th day of February, 2008.

/s/ Michael P. Lawlor
Michael P. Lawlor
Assistant Secretary